EXHIBIT 23.6

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-116652, 333-116777, 333-116788, 333-116789, and 333-116790) of Liberty Media International, Inc. of our report dated February 25, 2005, with respect to the consolidated financial statements of Cordiliera Communicaciones Holdings Limitada and subidiaries as of December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 included in this Annual Report on Form 10-K/A (Amendment No. 3) of Liberty Media International, Inc. for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

ERNST & YOUNG LTDA.

Santiago, Chile
April 28, 2005